May 31, 2000

Orange and Rockland Utilities, Inc.
One Blue Hill Plaza
Pearl River, New York  10965

            Re:  Securities Being Registered Under the Securities Act of 1933

Ladies and Gentlemen:

            I am the Senior Vice President and General Counsel of Consolidated Edison, Inc., of which Orange and Rockland Utilities, Inc. ("O&R") and Consolidated Edison Company of New York, Inc. ("Con Edison of New York") are subsidiaries. I and members of Con Edison of New York's Law Department have represented O&R in connection with the filing by O&R with the Securities and Exchange Commission of a Registration Statement on Form S-3 registering $55 million of unsecured debt securities of O&R (the "Securities") for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Registration Statement"). The Securities are to be issued under the Indenture to be entered into between O&R and The Chase Manhattan Bank, as Trustee, substantially in the form filed as Exhibit 4 to the Registration Statement.

     We have examined such documents as I have deemed necessary for the purpose of this opinion, including (a) the Certificate of Incorporation and the By-Laws of O&R; (b) the Indenture; and (c) minutes of meetings of the Board of Directors of O&R. It is my opinion that the Securities will become the legal, valid and binding obligations of O&R in accordance with their terms upon:

     1. the issuance of an order by the Public Service Commission of the State of New York (the "PSC") authorizing O&R to issue the Securities and the compliance therewith by O&R, and the issuance by the PSC, to the extent required by the terms of the order, of a letter to the effect that such order is no longer subject to abrogation with respect to the Securities;

     2.     the due execution and delivery of the Indenture;

     3.     the due authorization and execution of the Securities by O&R;

     4. the due authentication and delivery of the Securities in accordance with the Indenture; and



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     5. the  receipt by O&R of payment  for the  Securities  at the price and in accordance with the terms set forth in the Registration Statement and the supplement or supplements to the prospectus constituting a part thereof.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                                Very truly yours,

                                             By John D. McMahon
                                                John D. McMahon